Exhibit 99

Retractable Technologies, Inc. Reports Results as of June 30, 2016

Little Elm, Texas, August 16, 2016—Retractable Technologies, Inc. (NYSE MKT: RVP) reports the following results of operations for the three and six months ended June 30, 2016 and 2015, respectively.

Comparison of Three Months Ended June 30, 2016 and June 30, 2015

Domestic sales accounted for 91.7% and 80.9% of the revenues for the three months ended June 30, 2016 and 2015, respectively. Domestic revenues increased 27.8% principally due to increased syringe sales and initial sales of our EasyPoint™ needle and a slightly higher average price. Domestic unit sales increased 40.5%. Domestic unit sales were 89.7% of total unit sales for the three months ended June 30, 2016. International revenue and unit sales decreased 50.7% and 62.0%, respectively, due to timing of purchases by a major international customer. Our international orders may be subject to significant fluctuation over time. Overall unit sales increased 10.0%.

Gross profit increased 0.7% primarily due to higher revenues reduced by higher manufacturing costs.

The Cost of manufactured product increased by 20.2% due to increased sales volumes and increased unit cost of manufacture due to fewer units manufactured. Profit margins can fluctuate depending upon, among other things, the cost of manufactured product and the capitalized cost of product recorded in inventory, as well as product sales mix. Royalty expense increased 22.3% due to higher gross sales.

Operating expenses decreased 16.1% or $617 thousand. The decrease was due to lower costs of compensation, donations of product, various professional fees, suspension of the Medical Device Excise Tax, and travel and entertainment. These decreases were somewhat offset by higher fees paid to distributors and Group Purchasing Organizations.

A non-recurring recognition of $7,724,826 received from BD had a significant impact on second quarter 2015 income.

Our operating loss was $605 thousand compared to an operating loss for the same period last year of $1.2 million due primarily to reduced operating expenses.

Our effective tax rate on the net earnings (loss) before income taxes was (0.1)% and negligible for the three months ended June 30, 2016 and June 30, 2015, respectively.

Comparison of Six Months Ended June 30, 2016 and June 30, 2015

Domestic sales accounted for 92.2% and 87.4% of the revenues for the six months ended June 30, 2016 and 2015, respectively. Domestic revenues increased 10.4% principally due to increased syringe sales and initial sales of our EasyPoint™ needle. Average selling price was slightly lower. Domestic unit sales increased 19.5%. Domestic unit sales were 90.1% of total unit sales for the six months ended June 30, 2016. International revenue and unit sales decreased 35.4% and 48.5%, respectively, due to timing of purchases by a major international customer. Our international orders may be subject to significant fluctuation over time. Overall unit sales increased 5.7%.

Gross profit decreased 3.8% primarily due to higher cost of manufacture.

The Cost of manufactured product increased 10.0% due to higher sales volumes and increased unit cost due to fewer units manufactured. Profit margins can fluctuate depending upon, among other things, the cost of manufactured product and the capitalized cost of product recorded in inventory, as well as product sales mix. Royalty expense increased 10.4% due to higher gross sales.

Operating expenses decreased 11.6% or $827 thousand. The decrease was due to lower costs of compensation, donations of product, various professional fees, suspension of the Medical Device Excise Tax, and travel and entertainment. These decreases were somewhat offset by higher fees paid to distributors and Group Purchasing Organizations.

A non-recurring recognition of $7,724,826 received from BD pursuant to the patent infringement portion of a case discussed above had a significant impact on income for the six months ended June 30, 2015.

Our operating loss was $1.5 million compared to an operating loss for the same period last year of $2.1 million due primarily to lower operating expenses reduced by a decrease in gross profit.

Our effective tax rate on the net earnings (loss) before income taxes was (0.1)% and 0.1% for the six months ended June 30,2016 and June 30, 2015, respectively.

Our balance sheet remains strong with cash making up 41.8% of total assets. Working capital was $21.2 million at June 30, 2016, a decrease of $1.5 million from December 31, 2015.

Approximately $507 thousand in cash flow in the six months ended June 30, 2016 was used by operating activities. Cash provided by working capital items was $564 thousand.

Further details concerning the results of operations as well as other matters are available in Retractable’s Form 10-Q filed on August 15, 2016 with the U.S. Securities and Exchange Commission.

Retractable manufactures and markets VanishPoint® and Patient Safe® safety medical products and the EasyPoint™ needle. The VanishPoint® syringe, blood collection, and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient, effectively reducing exposure to the contaminated needle. Patient Safe® syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. The EasyPoint™ is a retractable needle that can be used with luer lock syringes, luer slip syringes, and prefill syringes to give injections. The EasyPoint™ needle also can be used to aspirate fluids and for blood collection. Retractable’s products are distributed by various specialty and general line distributors.

For more information on Retractable, visit its website at www.vanishpoint.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect Retractable’s current views with respect to future events. Retractable believes that the expectations reflected in such forward-looking statements are accurate. However, Retractable cannot assure you that such expectations will materialize. Actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: Retractable’s ability to maintain liquidity; Retractable’s maintenance of patent protection; the impact of current and future Court decisions regarding current litigation; Retractable’s ability to maintain favorable third party manufacturing and supplier arrangements and relationships; Retractable’s ability to quickly increase capacity in response to an increase in demand; Retractable’s ability to access the market; Retractable’s ability to maintain or lower production costs; Retractable’s ability to continue to finance research and development as well as operations and expansion of production; the impact of larger market players, specifically Becton, Dickinson and Company, in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable’s periodic reports filed with the U.S. Securities and Exchange Commission.

Douglas W. Cowan, 888-806-2626 or 972-294-1010
Vice President and Chief Financial Officer